Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 2nd day of January, 2005.

BETWEEN:

Douglas Lake Minerals Inc.

(hereinafter called the "Company")

OF THE FIRST PART

AND:

Laurence Stephenson or/a Consulting Company controlled by Stephenson

(hereinafter called "Stephenson")

OF THE SECOND PART

WHEREAS the Company is incorporated under the laws of Nevada, USA to carry on business as a Mining Exploration company;

AND WHEREAS Stephenson is a key consultant of the Company occupying, at the date hereof, the position of President, and Chief Executive Officer and in the judgment of the Board of Directors of the Company (the "Directors") it is of material value to the Company to settle the terms of future consulting of Stephenson and it is of value to Stephenson that his responsibilities and remuneration be determined as hereinafter provided;

AND WHEREAS Stephenson will commence his consulting contract with the Company on January 2nd, 2005.

NOW WITNESS that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.0 CONSULTING AGREEMENT

1.01 The Company agrees to contract and to continue to contract Stephenson and Stephenson agrees to serve the Company and its subsidiaries in the capacity of President and Chief Executive Officer.

1.02 Stephenson warrants that he has the qualifications, experience and capabilities to carry out the Agreement in a competent and efficient manner.

1.03 The term of this Agreement shall be ONE (1) year commencing on the date of this Agreement and shall be renewed for a further ONE (1) year on the anniversary of the date of this Agreement unless, not less than 90 days prior to such anniversary, the Company or Stephenson shall give notice in writing to the other party that it does not intend to renew this Agreement in which event this Agreement shall terminate on the anniversary date of this Agreement.

1.04 Stephenson shall report to and be directly responsible to the Board of Directors. Stephenson shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to him by the Board of Directors and which are reasonably consistent with the status of Stephenson as President and Chief Executive officer, and shall make such reports to the Board of Directors as may be necessary to fully and properly inform the Board of Directors of the matters of business of the Company and additionally as the Board of Directors may from time to time request and require.

1.05 In the event that any person or any person and its affiliates, begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Company, Stephenson agrees that he will not voluntarily leave the employ of the Company and will render services to the Company commensurate with his position and in the best interests of the shareholders. In such case, the terms of this agreement will apply and be transferred to the acquiring company.

1.06 For purposes of this Agreement, takeover of control shall be evidenced by the acquisition by any person or by any person and its affiliates, and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and its affiliates, totals for the first time fifty (50%) percent of the outstanding common shares of the Company.

2.0 COMPENSATION

2.01 The Company agrees to pay Stephenson and Stephenson agrees to accept as remuneration for services hereunder a yearly salary in the amount of SIXTY THOUSAND UNITED STATES DOLLARS (US$60,000) payable in equal monthly installments. The parties agree that the Company will review the said salary on an annual basis and will make any adjustments it determines are reasonable at the sole opinion of the Directors, which may take into account but is not limited to Stephenson's performance and the financial and operating success of the Company in the preceding twelve (12) months. Such review shall take place within thirty (30) days following the fiscal year end. For greater certainty, annual salary as referred to herein shall not include any other payments such as bonuses, share options, benefits, etc.

2.02 Stephenson will have the option to receive his remuneration in part or in whole as an employee of the Company or as a consultant, or as a consulting company, which will be bound to the same conditions and responsibilities as Stephenson.

2.03. If Stephenson shall be incapacitated for a period longer than six (6) months, the Company reserves the option to terminate Stephenson's contract and Stephenson shall have no further claim for compensation from the Company whatsoever.

2.04 Stephenson shall be entitled to participate in any incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share bonus plans or financial assistance plans, in accordance with and on the same terms and conditions as at the date hereof are in place or as which may from time to time be determined by the Directors in their sole discretion. Stephenson acknowledges that his participation in these plans or programs will be to such extent and in such amounts as the Directors in their sole discretion may decide from time to time.

    Any amounts, which Stephenson may be entitled to under any such plan or program shall not, for the purposes of this Agreement, be treated as consultants compensation.
    Stephenson agrees that the Company may substitute, reduce, modify, or if necessary, eliminate such plans or programs for good and valid reason. All such plans or programs shall be governed by the policies of the various regulatory bodies, which have jurisdiction over the affairs of the Company.
    The Company shall provide Stephenson with such tools and facilities as he may reasonably request including, but not limited to, office facilities, cellular telephone, portable laptop computer and printer, office facsimile machine, remote office and office supplies.

2.5 Stephenson shall be reimbursed by the Company for any out of pocket expenses actually, necessarily and properly incurred by him in the discharge of his duties for the Company. Stephenson agrees that such reimbursements shall be due only after he has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be reasonably requested by the Company.

3.0 DUTIES OF STEPHENSON

3.01 As President and Chief Executive Officer, Stephenson will devote his best efforts to advance the Company and agrees that throughout the term of this agreement he shall combine motivation, leadership, resourcefulness and initiative to help build a solid and profitable environment.

3.02 With approval of the Board of Directors of the company, Stephenson may serve, with or without compensation, on the boards of other non-competitive companies, Crown corporations or on such industry associations or on such government or other public boards or committees (domestic or international) as Stephenson may determine, provided that the objectives of such boards or committees are not, in the opinion of the Directors, amicable to the interests of the Company. The parties acknowledge that Stephenson currently operates a consulting business known as "Kokanee Placer, Ltd" a British Columbian corporation. In this capacity, Stephenson provides Geology consulting and regulatory guidance to Mining Exploration companies. The Company acknowledges that Stephenson may continue the business of Kokanee Placer, Ltd.

3.03 Stephenson will not, at any time or in any manner during the continuance of his consulting agreement hereunder or for five years after expiration or extension of this Agreement, divulge any of the confidential affairs or secrets of the Company to any person or persons, without the previous consent in writing of the Directors.

3.04 Stephenson agrees to communicate at once to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, while his consulting agreement continues, he may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner that relates in any way to the type of business of the Company, and such business opportunities, inventions and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment thereof in addition to the consulting fee described herein to Stephenson.

4.0 TERMINATION

4.01 Sephenson may terminate this Agreement and his employment by giving the Company at least three months written notice. Any monies owed by Stephenson to the Company up to the date of termination shall be then paid by Stephenson to the Company.

4.02 The Company may terminate this Agreement Stephenson without cause in which event the Company shall be obligated to provide Stephenson with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following date of termination and shall consist of six (6) months salary at the rate in effect at the time Notice of Termination was given.

Termination of the Agreement in accordance with this Section shall relieve the Company from any and all obligations, liability or claim by Stephenson, exclusive of monies owing to Stephenson up to the date of termination.

4.03 The Company may at any time terminate the employment of Stephenson and this Agreement for cause that would in law permit the Company to, without notice, in which event Stephenson shall not be entitled to a severance payment in lieu of notice. Cause would be a claim in law and fact sufficient to demand judicial attention, eg. theft.

4.04 Any termination by the Company pursuant to paragraphs 4.02 and 4.03 shall be communicated by written 60 day Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Stephenson's consulting agreement. For purposes of this Agreement, no such purported termination shall be effective without such notice.

4.05 In the termination of his employment for any reason, Stephenson agrees to deliver up to the Company all documents, samples, products, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the Company and its subsidiaries or affiliated companies which may be in his possession or under his control.

4.06 All materials produced by or provided to the Company by Stephenson in the course of performing this Agreement are hereby transferred to and shall be the property of the Company.

4.08 If Stephenson should die during the period of his employment hereunder, termination of this agreement shall be deemed to have been effected by the Company and the provisions of paragraph 4.02 shall apply and any payment to be made to Stephenson pursuant to this Agreement shall be paid to the legal representatives of Stephenson.

5.0 SUCCESSORS OR ASSIGNS

5.01 The rights and obligations of the Company under this Agreement shall enure to the benefit of and be binding upon the successors or assigns of the Company.

6.0 ARBITRATION

6.01 All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated therewith or derived there from, shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules. The ruling of the Arbitrator is final.

6.02 The place of arbitration shall be Vancouver, British Columbia, Canada.

6.03 The cost of the arbitration shall be shared equally between the two parties, but the prevailing party shall be entitled to an award of reasonable attorney's fees and costs incurred as a result of the arbitration.

7.0 MISCELLANEOUS

7.01 This Consulting Agreement of Stephenson shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia, Canada.

7.02 Stephenson shall not assign the Agreement to any person other than a Consulting company controlled by Stephenson, any right, duty or obligation hereunder, without the prior written consent of the Company and any attempt to assign or sub-contract without such consent shall be null and void and of no effect.

7.03 This Agreement shall inure to the benefit of and be enforceable by Stephenson's legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Stephenson should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or, if there be no such designee, to his estate.

7.04 This Agreement represents the entire Agreement between Stephenson and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.

7.05 Any modifications to the scope of this Agreement shall be agreed in writing by both parties before such additional responsibilities commence.

7.06 Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage (Special Delivery) prepaid and addressed as follows:

To Stephenson:              1136 Martin Street, White Rock, BC V4B 3W1

To the Company:            520, 470 Granville Street, Vancouver, BC V6C 1V5

and a copy to:                1200 - 999 West Hastings Street, Vancouver, BC V6C 2W2

or to such other address as any party may specify in writing to the other and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid, then on the second business day following the date of mailing thereof provided that if there shall be, at the time of mailing or within two business days thereof, a strike, slowdown or other labour dispute which might affect delivery of notice by the mails then the notice shall only be effective if actually delivered.

7.07 The waiver by Stephenson or by the Company of a breach of any provision of this Agreement by the Company or by Stephenson shall not operate or be construed as a waiver of any subsequent breach by the Company or by Stephenson.

7.08 Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF the Company has caused its corporate seal to be hereunto affixed by and in the presence of its duly authorized officers on that behalf and Stephenson has hereunto set his hand and seal as of the day and year first above written.

The Corporate Seal of Douglas Lake Minerals Inc. was
hereunto affixed in the presence of:

per:   /s/ Steven Johnston
        Steven Johnston, Director

SIGNED, SEALED AND DELIVERED by

/s/ Laurence Stephenson
Laurence Stephenson

In the presence of:

Name

Address

Occupation

SCHEDULE 'A'

DUTIES OF STEPHENSON:

Stephenson will lead and inspire the Company's team to provide business management and public company managerial expertise in the role of President, Chief Executive Officer, especially directing attention to the following areas:

1.0 develop overall strategic long range management goals

1.1 initiate and negotiate collaborative/cooperative joint-ventures involving mineral exploration related businesses on a global platform;

1.2 function as company spokesman;

1.3 identify, develop and grow effective new business opportunities

1.4 act as a resource to the Board of Directors on business development, planning and implementation of strategies to maximize revenues, developing systems to monitor performance.

1.5 provide assistance with market knowledge toward seeking future financing.